Exhibit 99.1

Roman DBDR Tech Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants Commencing November 19, 2020

New York, New York, Nov. 18, 2020 (GLOBE NEWSWIRE) -- Roman DBDR Tech Acquisition Corp. (the “Company”) announced today that, commencing November 19, 2020,  holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. Any units not separated will continue to trade on the Nasdaq Stock Market (the “Nasdaq”) under the symbol “DBDRU”, and the shares of Class A common stock and warrants will separately trade on the Nasdaq under the symbols “DBDR” and “DBDRW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 5, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from B. Riley Securities, Inc. at 1300 17th Street N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

About Roman DBDR Tech Acquisition Corp.

Roman DBDR Tech Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The Company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Dr. Don Basile
Co-CEO and Chairman
Don.Basile@RomanDBDR.com
(650) 618-2524